Exhibit 10.7

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of February 21, 2023, between OS Therapies Incorporated, a Delaware corporation (the “Company”), and Paul Romness (the “Executive”).

WHEREAS, the Company desires to retain the services of the Executive and to that end desires to enter into a contract of employment with him, upon the terms and conditions herein set forth; and

WHEREAS, the Executive desires to be employed by the Company upon such terms and conditions.

NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1.	APPOINTMENT AND TERM

Subject to the terms hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, all in accordance with the terms and conditions set forth herein, for a period of three years commencing on the date hereof (the “Commencement Date”) and ending on the third anniversary of such date. The Executive shall hold the position of Chief Executive Officer of the Company.

2.	DUTIES

(a) The Executive shall, unless prevented by incapacity, devote substantially all of his time, attention and ability to the discharge of his duties hereunder and to the faithful and diligent performance of such duties and the exercise of such powers as may reasonably be assigned to or vested in him by the Board of Directors of the Company (the “Board”), such duties to be consistent with his position. The Executive shall obey the reasonable and lawful directions of the Board and shall use all reasonable efforts to promote the interests of the Company and to maintain and promote the reputation thereof.

(b) The Executive shall not during his term of employment (except as a representative of the Company or with the consent in writing of the Board) be directly and indirectly engaged or concerned or interested in any other business or commercial activity except through ownership of an interest of not more than 2% in any entity (except such as does not (i) require a significant time commitment by the Executive or (ii) impair the ability of the Executive to discharge his duties hereunder).

(c) The Executive shall be based in the Rockville, Maryland area, except for required travel on the Company’s business.

3.	REMUNERATION

(a) As compensation for his services pursuant hereto, the Executive shall be paid a salary during the first year of his employment hereunder at the rate of $360,000 per annum and during the second year of his employment at a rate to be determined by the Board, but not less than $360,000 per annum. This amount shall be payable in equal periodic installments in accordance with the usual payroll practice of the Company.

(b) The Company shall also pay to the Executive, in respect of each fiscal year, a cash bonus in an amount to be determined by the Board.

4.	HEALTH INSURANCE AND OTHER FRINGE BENEFITS

In addition to the compensation specified in Section 3, the Executive shall be entitled to participate in regular employee fringe benefit programs to the extent such programs are offered by the Company to its executive employees, including, but not limited to, medical and hospitalization insurance and life insurance that are substantially consistent with the programs of the Company in effect prior to the Commencement Date.

5.	REIMBURSEMENT FOR EXPENSES

The Executive shall be reimbursed for reasonable and necessary business expenses incurred in connection with the business of the Company.

6.	TERMINATION

(a) This Agreement shall terminate in accordance with the terms of Section 6(b) hereof; provided, however, that such termination shall not affect the obligations of the Executive pursuant to the terms of the Confidentiality Agreement (as defined in Section 8 below).

(b) This Agreement shall terminate on the third anniversary of the Commencement Date; or as follows:

(i) Upon the written notice to the Executive by the Company at any time, because of the willful and material malfeasance, dishonesty or substance abuse by the Executive, the Executive’s material and continuing breach, non-performance or non-observance of any of the terms or provisions of this Agreement or the Confidentiality Agreement, but only after notice by the Company of such breach, non-performance or non-observance and the failure of the Executive to cure such default within ten days following written notice from the Company, or the Executive’s conviction of a crime involving moral turpitude.

(ii) In the event the Executive, by reason of physical or mental disability, shall be unable to perform the services required of him hereunder for a period of more than 60 consecutive days, or for more than a total of 90 days in the aggregate during any period of 12 consecutive calendar months, on the 61st consecutive day, or the 91st day, as the case may be. The Executive agrees, in the event of any dispute under this Section 6(b)(ii), and after written notice by the Board, to submit to a physical examination by a licensed physician practicing in the Washington, D.C. metropolitan area selected by the Board, and reasonably acceptable to the Executive.

(iii) In the event the Executive dies while employed pursuant hereto, on the day in which his death occurs.

(c) In the event the Company chooses not to enter into any agreement extending the Executive’s employment beyond the third anniversary of the Commencement Date, the Company agrees to provide the Executive at least 90 days prior written notice of such determination (which notice may be given either prior to or after such third anniversary of the Commencement Date, but if notice is given any later than 90 days prior to the third anniversary of the Commencement Date, then the term of this Agreement shall be extended until the date which is 90 days after the date such notice is given), during which time the Executive may seek alternative employment while still being employed by the Company.

7.	RESTRICTIONS DURING EMPLOYMENT AND FOLLOWING TERMINATION

(a) The Executive will be required to execute the Company’s standard form of Confidentiality and Non-Competition Agreement (“Confidentiality Agreement”), a copy of which accompanies this Agreement. Such Confidentiality Agreement, which is hereby incorporated into this Agreement as if set forth herein in its entirety, forms part of the consideration given by the Executive for the Company entering into this Agreement with the Executive.

(b) It is understood by and between the parties hereto that the covenants by the Executive contained in the Confidentiality Agreement are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement. The Company and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants.

8.	REMEDIES

(a) Without intending to limit the remedies available to the Company, it is mutually understood and agreed that the Executive’s services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of any material breach by the Executive that continues after any applicable cure period, the Company shall be entitled to equitable relief by way of injunction or otherwise.

(b) The covenants contained in the Confidentiality Agreement shall be construed as independent of any provisions contained in this Agreement and shall be enforceable as aforesaid notwithstanding the existence of any claim or cause of action of the Executive against the Company, whether based on this Agreement or otherwise. In the event that any of the provisions contained in the Confidentiality Agreement should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in any such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law.

9.	COMPLIANCE WITH OTHER AGREEMENTS

The Executive represents and warrants to the Company that the execution of this Agreement by him and his performance of his obligations hereunder will not, with or without the giving of notice or the passage of time or both, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

10.	WAIVERS

The waiver by the Company or the Executive of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.	BINDING EFFECT; BENEFITS

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any corporation or other business organization with which the Company may merge or consolidate, as long as the responsibilities and duties of the Executive are not materially increased thereby. Insofar as the Executive is concerned, this contract, being personal, cannot be assigned.

12.	NOTICES

All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to the person to whom such notice is to be given at his or its address set forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

(a)	If to the Executive, to him at: Paul Romness [***] and

(b)

If to the Company, to it at:

OS Therapies Incorporated

15825 Shady Grove Road, Suite 135

Rockville, MD 20850

Attention: Chairman of the Board

with a copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Spencer G. Feldman, Esq.

13.	MISCELLANEOUS

(a) This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, extended or terminated except upon written amendment approved by the Board and executed by a duly authorized officer of the Company.

(b) The Executive acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to the Executive.

(c) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(d) All questions pertaining to the validity, construction, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to its conflict of law principles.

(e) Any controversy or claim arising from, out of or relating to this Agreement, or the breach hereof (other than controversies or claims arising from, out of or relating to the provisions contained in the Confidentiality Agreement), shall be determined by final and binding arbitration in Rockville, Maryland, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, by a panel of not less than three arbitrators appointed by the American Arbitration Association. The decision of the arbitrators may be entered and enforced in any court of competent jurisdiction by either the Company or the Executive.

The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

/s/ CG	/s/ PR
For the Company	Executive

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 21 day of February 2023.

OS Therapies Incorporated

By:	/s/ Colin Goddard, Ph.D.
	Name:	Colin Goddard
	Title:	Executive Chair

EXECUTIVE

/s/ Paul Romness
Name:	Paul Romness